UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 5, 2011

Comdisco Holding Company, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-499-68	54-2066534
(Commission File Number)	(IRS Employer Identification No.)

5600 NORTH RIVER ROAD, SUITE 800 ROSEMONT, ILLINOIS	60018
(Address of Principal Executive Offices)	(Zip Code)

(847) 698-3000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2011, Comdisco, Inc., a subsidiary of Comdisco Holding Company, Inc. (the “Company”), amended and restated its agreement with Windspeed Acquisition Fund GP, LLC (“Windspeed”).  Windspeed manages the ongoing management and liquidation of Comdisco Ventures, Inc.'s warrant and equity investment portfolio.  The amended and restated agreement extends the term of the agreement for an additional two-year period, or until February 20, 2013, and with no management fees being paid to Windspeed on an ongoing basis.  In addition, the amended and restated agreement sets the percentage at which Windspeed will share in net receipts with the Company with a specific allocation of certain companies to Portfolio B and any net receipts from such Portfolio B Companies will be used to cover the costs and expenses of Windspeed.

A copy of the Fourth Amended and Restated Limited Liability Company Agreement of Comdisco Ventures Fund A, LLC, dated as of April 5, 2011, by and among Comdisco, Inc., Windspeed, Comdisco Ventures Fund B, LLC and Windspeed Acquisition Fund, L.P. is attached hereto as Exhibit 10.1 and is incorporated in its entirety herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1
Fourth Amended and Restated Limited Liability Company Agreement of Comdisco Ventures Fund A, LLC, dated as of April 5, 2011, by and among Comdisco, Inc., Windspeed Acquisition Fund GP, LLC, Comdisco Ventures Fund B, LLC and Windspeed Acquisition Fund, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMDISCO HOLDING COMPANY, INC.

Dated: April 7, 2011	By:	/s/ Deborah L. Dompke
	Name:	Deborah L. Dompke
	Title:	Authorized Representative

EXHIBIT INDEX

Exhibit No.	Description

10.1
Fourth Amended and Restated Limited Liability Company Agreement of Comdisco Ventures Fund A, LLC, dated as of April 5, 2011, by and among Comdisco, Inc., Windspeed Acquisition Fund GP, LLC, Comdisco Ventures Fund B, LLC and Windspeed Acquisition Fund, L.P.